Exhibit 10.1

G-III Apparel Group, Ltd.
amended and restated 2005 STOCK INCENTIVE PLAN
Deferred stock award agreement

AGREEMENT, made as of the 23rd day of October, 2014 (the “Effective Date”), between G-III APPAREL GROUP, LTD. (the “Company”) and                                                        (the “Grantee”), pursuant to the G-III Apparel Group, Ltd. Amended and Restated 2005 Stock Incentive Plan (the “Plan”).

1.       Deferred Stock Award. The Company hereby grants to the Grantee a deferred stock award under the Plan, consisting of the right to receive                    shares of the Company’s common stock (“Shares”) upon the terms and conditions set forth in this Agreement.

2.       Vesting Conditions. Subject to attainment of the performance conditions set forth below, the Grantee’s right to receive the Shares covered by this Agreement shall become vested in four equal annual installments on each of October 5, 2016, 2017, 2018 and 2019, subject to the Grantee’s continuous employment or other service with the Company through the applicable vesting date. The Grantee shall have no right to receive any Shares under this Agreement unless and until both of the following performance conditions shall have been attained:

(a) First Performance Condition. The first performance condition is satisfied if either (1) during any period of twenty consecutive trading days beginning on the Effective Date and ending on the second anniversary of the Effective Date, the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market is at least $82.00, or (2) during any period of twenty consecutive trading days beginning after the second anniversary of the Effective Date and ending on or prior to the fifth anniversary of the Effective Date, the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market is at least $85.72.

(b) Second Performance Condition. The second performance condition is satisfied if the performance condition in either (b)(1) or (b)(2) is satisfied: (1) (i) the amount of the Company’s net income per share on a fully diluted basis as reported in its audited financial statements (“Net Income Per Share”) for the fiscal year ending January 31, 2016 or January 31, 2017 is at least 10% greater than the amount of the Company’s Net Income Per Share for the fiscal year ending January 31, 2015 (the “2016/2017 Amount”), (ii) if the net income-based performance objective in clause (b)(1)(i) is not satisfied, the Company’s Net Income Per Share for the fiscal year ending January 31, 2018 is at least 5% greater than the 2016/2017 Amount (the “2018 Amount”), or (iii) if the net income-based performance objective in clause (b)(1)(i) or (ii) is not satisfied, the Company’s Net Income Per Share for the fiscal year ending January 31, 2019 is at least 5% greater than the 2018 Amount or (2)(i) during any period of twenty consecutive trading days beginning on the Effective Date and ending on the second anniversary of the Effective Date, the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market is at least $89.45 or (ii) during any period of twenty consecutive trading days beginning after the second anniversary of the Effective Date and ending on or prior to the fifth anniversary of the Effective Date, the average closing price per share of the Company’s common stock on the Nasdaq Global Select Market is at least $93.18.

For the avoidance of doubt, the time-based vesting percentages will be cumulative prior to the attainment of both performance conditions, such that, if the performance conditions are attained and the Grantee is then still in the continuous employ or service of the Company, then, upon the attainment of both performance conditions, the Grantee's vested percentage in the Shares covered by the award will be equal to the vested percentage that would have been earned as of the date the performance conditions are attained if vesting had been determined as of that date solely in accordance with the above time-based vesting schedule.

3.       Capital Changes. In the event of a stock dividend, stock split, spin off or other recapitalization with respect to the outstanding shares of the Company’s common stock, the Company will make such adjustments to the number of Shares covered by this Agreement and the performance vesting conditions as it deems equitable under the circumstances. The Grantee shall not be credited with or entitled to receive any cash dividends declared prior to the vesting of Shares.

4.       Termination of Employment or Service. Upon the termination of the Grantee’s employment or other service with the Company, the Grantee’s right to receive Shares covered by this Agreement, to the extent not previously vested, will thereupon terminate and be canceled.

5.       Issuance of Shares; Rights as a Shareholder.

(a)     General. If and as soon as practicable after the Grantee’s right to receive any Shares becomes vested in accordance with the provisions hereof, the Company will cause such Shares to be issued and delivered in certificated or electronic form to the Grantee, subject to the satisfaction of applicable tax withholding requirements.

(b)     Tax Withholding. The Company shall require as a condition of the issuance of vested Shares under this Agreement that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements attributable to the vesting or issuance and delivery of the Shares. In addition, or in the alternative, the Company may satisfy such tax withholding obligation in whole or in part (up to the minimum required amount) by withholding Shares that would otherwise be delivered to the Grantee based upon the fair market value of the Shares on the applicable date.

(c)     Rights as a Shareholder. The Grantee shall have no voting or other rights of a shareholder with respect to the Shares unless and until such Shares are issued to the Grantee in accordance with the provisions hereof.

6.       Restrictions on Transfer. The Grantee’s right to receive Shares under this Agreement may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

7.       No Other Rights Conferred. Nothing contained herein shall be deemed to give the Grantee a right to be retained in the employ of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Grantee’s employment.

8.       Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

9.       Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

10.     Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

11.     Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

By:

Grantee

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